Exhibit 23.1

                     INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Ryan's Family Steak Houses, Inc.:

We consent to incorporation by reference in the Registration Statement (No. 0-10943) on Form S-8 of Ryan's Family Steak Houses, Inc. and subsidiaries of our report dated January 21, 1998, relating to the consolidated balance sheets of Ryan's Family Steak Houses, Inc. as of December 31, 1997 and January 1, 1997, and the related consolidated statements of earnings and cash flows for each of the years in the three-year period ended December 31, 1997, which report is incorporated by reference in the 1997 annual report on Form 10-K of Ryan's Family Steak Houses, Inc.

                                   /s/KPMG Peat Marwick LLP
Greenville, South Carolina
March 27, 1998